For Immediate Release

LL FLOORING REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS

-- Company to Increase Investment in Long-Term Strategies to Accelerate Growth --

RICHMOND, Va., November 3, 2021 – Lumber Liquidators (“LL Flooring” or “Company”) (NYSE: LL), a leading specialty retailer of hard-surface flooring in the U.S., today announced financial results for the third quarter ended September 30, 2021.

President and Chief Executive Officer Charles Tyson said, “During the third quarter, our associates continued to do an outstanding job exceeding our customers’ needs in the face of an increasingly challenging supply chain and inflationary environment. We were pleased to report strong double-digit growth in sales to Pro customers and installation sales versus the third quarter of last year. As anticipated, our sales to DIY customers were down versus last year, reflecting a shift in consumer spending to other product and service categories, as well as tough comparisons to the nesting spending that we saw in the third quarter of 2020.”

Tyson continued, “Our strong net sales and profitability growth on a two-year basis underscore the continued traction we are gaining on our strategic initiatives. These are truly unprecedented times from a global supply chain perspective. Notwithstanding the volatile operating environment, we are focused on furthering our competitive advantages and positioning LL Flooring as customers’ first choice in hard-surface flooring. With more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs, we offer our customers quality choices and provide high-touch service and advice to help them achieve their flooring project needs. Our team’s agility in launching new innovative products sourced from expanded locations across our vast network of global sourcing partners further strengthens our unique competitive position.”

Tyson added, “As we see the opportunity to expand the LL Flooring brand and drive our accelerated growth, we are increasing our investment in our long-term strategies, initially in two key areas: We plan to increase the number of new stores we open each year to improve our omnichannel convenience, and to expand investments in our multi-pronged strategy to grow sales to Pro customers. The capabilities we are building and the investments we are making in these multi-year strategies will position LL Flooring to grow faster and gain market share.”

Third Quarter Financial Highlights

●	Net sales of $282.2 million decreased 4.6% compared to the same period last year, as double-digit growth in Pro and services sales partially offset a decrease in DIY sales; and increased 6.9% compared to the third quarter of 2019, driven primarily by strong growth in Pro customer and services sales.
●	Total comparable store sales decreased 4.5% versus the same period last year, but increased 6.4% on a two-year stack basis (which does not reflect the impact of store closures and openings between periods).
●	Gross margin of 37.3% decreased 210 basis points as a percentage of sales compared to the same period last year and increased 110 basis points compared to the third quarter of 2019; Adjusted gross margin[1] of 37.3% decreased 240 basis points as a percentage of sales compared to the same period last year, primarily reflecting significantly higher transportation and material costs, and higher tariffs (collectively up more than 700 basis points) that the Company was able to partially mitigate by pricing, promotion and alternative country/vendor sourcing strategies; and increased 80 basis points compared to the third quarter of 2019, primarily reflecting the Company’s pricing, promotion and alternative country/vendor sourcing strategies that more than mitigated higher material and transportation costs.
●	SG&A as a percentage of sales of 33.0% increased 140 basis points compared to the third quarter of last year and decreased 240 basis points compared to the third quarter of 2019; Adjusted SG&A1 as a percentage of sales of 33.1% increased 320 basis points compared to the third quarter of last year, primarily due to increased investment in the field and to support growth initiatives, last year’s $2.5 million favorable business interruption insurance settlement and lower net sales compared to the third quarter of 2020; and decreased 210 basis points on higher net sales compared to the third quarter of 2019.

●	Operating margin of 4.3% decreased 350 basis points compared to the third quarter of last year and increased 350 basis points compared to the third quarter of 2019; Adjusted operating margin[1] of 4.1% decreased 560 basis points compared to the third quarter of last year, and increased 280 basis points compared to the third quarter of 2019.
●	Diluted EPS of $0.30 decreased $0.23 compared to the third quarter of last year and increased $0.26 compared to the third quarter of 2019; Adjusted Earnings Per Diluted Share[1] of $0.29 decreased $0.38 compared to the third quarter of last year and increased $0.22 compared to the third quarter of 2019.
●	During the third quarter, the Company opened six new stores, bringing total stores to 422 as of September 30, 2021.

1Please refer to the GAAP to non-GAAP reconciliation tables below for more information.

Cash Flow & Liquidity

As of September 30, 2021, the Company had liquidity of $232.2 million, consisting of excess availability under its Credit Agreement of $128.0 million, and cash and cash equivalents of $104.2 million.

During the first nine months of 2021, the Company generated $50.3 million of cash flows from operating activities, primarily driven by $31.4 million of net income and positive working capital changes.

Business Outlook

The Company continues to navigate uncertainty in the macroeconomic environment related to global supply chain disruptions, consumer spending, inflation and a challenging labor market. As a result, the Company is not providing financial guidance at this time.

The Company is pleased with the traction it is gaining on its transformation initiatives and the momentum in its Pro customer and services sales; however, the Company currently expects challenging DIY customer comparisons to continue in the fourth quarter of 2021.

The Company also expects higher material and transportation costs will be a headwind to gross margins in the fourth quarter of 2021 and into 2022 as the goods sell through. The Company will continue to look to offset these higher costs through pricing and promotion strategies but will monitor the market to inform and guide its decisions.

The Company expects the increased investments in its field organization to result in higher SG&A as a percentage of sales in the fourth quarter of 2021 compared to the third quarter of 2021. In addition, the Company expects its increased investments in its growth strategies will increase its SG&A and capital spending in 2022 versus 2021.

The Company now expects capital expenditures in the range of approximately $19 million to $23 million in 2021.

“We believe the increased investments in our strategies to grow Pro customer sales and open a greater number of new stores each year as well as the investments we are making to attract and retain a talented workforce will fuel our accelerated growth over the next several years beginning in the second half of 2022,” said Tyson.

Learn More about LL Flooring

●	Our commitment to quality, compliance, the communities we serve and corporate giving: https://llflooring.com/corp/quality.html
●	Follow us on social media: Facebook, Instagram and Twitter.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on November 3, 2021, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (844) 200-6205 or (646) 904-5544 and entering pin number 087906. A replay will be available approximately two hours after the call ends through November 10, 2021 and may be accessed by dialing

(929) 458-6194 and entering pin number 673066. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company's website, https://investors.llflooring.com.

About Lumber Liquidators

LL Flooring is one of the leading specialty retailers of hard-surface flooring in the U.S. with 422 stores as of September 30, 2021. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring’s online tools also help empower customers to find the right solution for the space they’ve envisioned. LL Flooring’s extensive selection includes vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. Our stores are staffed with flooring experts who provide advice, Pro partnership services and installation options for all of LL Flooring’s products, the majority of which is in stock and ready for delivery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2020, and the Company’s other filings with the Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov and the Company’s Investor Relations website at https://investors.llflooring.com.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a percentage of net sales; (v) Adjusted Operating Income; (vi) Adjusted Operating Margin; (vii) Adjusted Other Expense; (viii) Adjusted Other Expense as a percentage of net sales; (ix) Adjusted Earnings (Loss); and (x) Adjusted Earnings (Loss) per Diluted Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses these non-GAAP financial measures to evaluate the Company’s operating performance and, in certain cases, to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include store closures, regulatory and legal settlements and associated legal and operating costs, and changes in antidumping and countervailing duties, as such items are outside of the Company’s control due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

For further information contact:

LL Flooring Investor Relations

ir@lumberliquidators.com

Tel: 804-420-9801

(Tables Follow)

LL Flooring

Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30,	December 31,
	2021	2020
Assets
Current Assets:
Cash and Cash Equivalents	$104,211	$169,941
Merchandise Inventories	224,998	244,409
Prepaid Expenses	10,173	9,370
Tariff Recovery Receivable	—	4,078
Other Current Assets	11,396	10,354
Total Current Assets	350,778	438,152
Property and Equipment, net	95,586	97,557
Operating Lease Right-of-Use	123,526	109,475
Goodwill	9,693	9,693
Deferred Tax Asset	11,583	11,611
Other Assets	8,669	7,860
Total Assets	$599,835	$674,348

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$53,093	$70,543
Customer Deposits and Store Credits	70,221	61,389
Accrued Compensation	9,203	15,347
Sales and Income Tax Liabilities	4,707	5,793
Accrual for Legal Matters and Settlements	34,903	30,398
Operating Lease Liabilities - Current	32,660	33,024
Other Current Liabilities	25,467	25,761
Total Current Liabilities	230,254	242,255
Other Long-Term Liabilities	6,714	13,293
Operating Lease Liabilities - Long-Term	101,964	90,194
Credit Agreement	—	101,000
Total Liabilities	338,932	446,742

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 30,496 and 30,229 shares issued and 29,089 and 28,911 shares outstanding, respectively)	30	30
Treasury Stock, at cost (1,407 and 1,318 shares, respectively)	(145,078)	(142,977)
Additional Capital	226,636	222,628
Retained Earnings	179,315	147,925
Total Stockholders’ Equity	260,903	227,606
Total Liabilities and Stockholders’ Equity	$599,835	$674,348

LL Flooring

Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Net Sales
Net Merchandise Sales	$240,802	$261,009	$750,388	$709,845
Net Services Sales	41,427	34,824	116,675	83,646
Total Net Sales	282,229	295,833	867,063	793,491
Cost of Sales
Cost of Merchandise Sold	144,307	152,530	442,914	419,230
Cost of Services Sold	32,721	26,777	90,626	64,472
Total Cost of Sales	177,028	179,307	533,540	483,702
Gross Profit	105,201	116,526	333,523	309,789
Selling, General and Administrative Expenses	93,165	93,374	291,767	271,869
Operating Income	12,036	23,152	41,756	37,920
Other Expense (Income)	18	685	(252)	2,709
Income Before Income Taxes	12,018	22,467	42,008	35,211
Income Tax Expense	3,239	6,964	10,618	4,834
Net Income	$8,779	$15,503	$31,390	$30,377
Net Income per Common Share—Basic	$0.30	$0.54	$1.08	$1.05
Net Income per Common Share—Diluted	$0.30	$0.53	$1.06	$1.04
Weighted Average Common Shares Outstanding:
Basic	29,082	28,859	28,984	28,801
Diluted	29,455	29,334	29,494	29,075

LL Flooring

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2021	2020

Cash Flows from Operating Activities:
Net Income	$31,390	$30,377
Adjustments to Reconcile Net Income:
Depreciation and Amortization	13,985	13,327
Deferred Income Taxes Provision	28	547
Income on Vouchers Redeemed for Legal Settlements	(1,183)	—
Stock-Based Compensation Expense	3,945	2,112
Provision for Inventory Obsolescence Reserves	1,784	2,564
Impairment of Operating Lease Right-of-Use	—	935
Loss (Gain) on Disposal of Fixed Assets	31	(401)
Changes in Operating Assets and Liabilities:
Merchandise Inventories	15,683	46,057
Accounts Payable	(17,277)	31,308
Customer Deposits and Store Credits	8,832	22,165
Accrued Compensation	(6,144)	2,530
Tariff Recovery Receivable	4,078	19,509
Prepaid Expenses and Other Current Assets	(792)	821
Accrual for Legal Matters and Settlements	7,733	2,183
Payments for Legal Matters and Settlements	(101)	(4,903)
Deferred Rent Payments	(2,154)	4,709
Other Assets and Liabilities	(9,558)	6,922
Net Cash Provided by Operating Activities	50,280	180,762

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(12,276)	(9,822)
Other Investing Activities	58	949
Net Cash Used in Investing Activities	(12,218)	(8,873)

Cash Flows from Financing Activities:
Borrowings on Credit Agreement	—	45,000
Payments on Credit Agreement	(101,000)	(26,000)
Common Stock Repurchased	(2,101)	(513)
Other Financing Activities	(691)	7
Net Cash (Used In) Provided by Financing Activities	(103,792)	18,494
Effect of Exchange Rates on Cash and Cash Equivalents	—	(29)
Net (Decrease) Increase in Cash and Cash Equivalents	(65,730)	190,354
Cash and Cash Equivalents, Beginning of Period	169,941	8,993
Cash and Cash Equivalents, End of Period	$104,211	$199,347

Supplemental disclosure of non-cash operating activities:
Relief of Inventory for Vouchers Redeemed for Legal Settlements	$1,944	$—

Supplemental disclosure of non-cash operating and financing activities:
Tenant Improvement Allowance for Leases	$(1,053)	$(676)

LL Flooring

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except percentages)

Due to the significant fluctuations that occurred during 2020 as a result of the COVID-19 pandemic, to better illustrate comparable two-year growth from our ongoing business for the current year we are also providing comparisons to 2019.

Items impacting gross margin with comparisons to the prior-year periods include:

	Three Months Ended September 30,						Nine Months Ended September 30,
	2021		2020		2019		2021		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands) [2]						(dollars in thousands) [2]
Gross Profit, as reported (GAAP)	$105,201	37.3%	$116,526	39.4%	$95,674	36.2%	$333,523	38.5%	$309,789	39.0%	$291,772	35.6%

HTS Classification Adjustments [3]	—	—%	—	—%	—	—%	—	—%	—	—%	(779)	(0.1)%
Antidumping Adjustments [4]	—	—%	—	—%	780	0.3%	(6,566)	(0.8)%	—	—%	780	0.1%
Store Closure Costs [5]	—	—%	761	0.3%	—	—%	—	—%	761	0.1%	—	—%
Sub-Total Items above	—	—%	761	0.3%	780	0.3%	(6,566)	(0.8)%	761	0.1%	1	—%

Adjusted Gross Profit (non-GAAP measures)	$105,201	37.3%	$117,287	39.7%	$96,454	36.5%	$326,957	37.7%	$310,550	39.1%	$291,773	35.6%

2	Amounts may not sum due to rounding.
3	Represents classification adjustments related to the HTS duty categorization in prior periods during the nine months ended September 30, 2019.
4	Represents antidumping income associated with applicable prior-year shipments of engineered hardwood from China.
5	Represents the inventory write-offs related to the Canadian and U.S. store closures described more fully in Note 8 to the condensed consolidated financial statements filed in the September 30, 2020 10-Q.

Items impacting SG&A with comparisons to the prior-year periods include:

	Three Months Ended September 30,						Nine Months Ended September 30,
	2021		2020		2019		2021		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands) [6]						(dollars in thousands) [6]
SG&A, as reported (GAAP)	$93,165	33.0%	$93,374	31.6%	$93,495	35.4%	$291,767	33.7%	$271,869	34.3%	$294,392	36.0%

(Recovery) Accrual for Legal Matters and Settlements [7]	(400)	(0.1)%	2,000	0.7%	—	—%	7,275	0.8%	1,500	0.2%	4,575	0.6%
Legal and Professional Fees [8]	43	0.0%	999	0.3%	408	0.2%	470	0.1%	2,787	0.4%	3,403	0.4%
Store Closure Costs [9]	—	—%	1,803	0.6%	—	—%	—	—%	1,803	0.2%	—	—%
Sub-Total Items above	(357)	(0.1)%	4,802	1.6%	408	0.2%	7,745	0.9%	6,090	0.8%	7,978	1.0%

Adjusted SG&A (a non-GAAP measure)	$93,522	33.1%	$88,572	29.9%	$93,087	35.2%	$284,022	32.8%	$265,779	33.5%	$286,414	35.0%

6	Amounts may not sum due to rounding.
7	This amount represents the charge to earnings for the Mason and Savidis matters in the first quarter of 2021 and a $0.4 million insurance recovery in the third quarter of 2021 of legal fees related to certain significant legal action. The 2020 amounts reflect expense of $2 million related to the Gold matter in the third quarter of 2020 and $0.5 million insurance recovery in the second quarter of 2020 of legal fees related to certain significant legal action. The 2019 amounts reflect a $4.75 million expense for the Kramer employment matter and certain Related Laminate matters. These items are described more fully in Item 1, Note 7 to the condensed consolidated financial statements filed in the September 30, 2021 10-Q.
8	This amount represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.
9	Represents store lease impairments, write down on fixed assets and employee termination benefits related to the Canadian and U.S. store closures described more fully in Note 8 to the condensed consolidated financial statements filed in the September 30, 2020 10-Q.

LL Flooring

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except percentages)

Items impacting operating income and operating margin with comparisons to the prior-year periods include:

	Three Months Ended September 30,						Nine Months Ended September 30,
	2021		2020		2019		2021		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands) [2]						(dollars in thousands) [2]
Operating Income (Loss), as reported (GAAP)	$12,036	4.3%	$23,152	7.8%	$2,179	0.8%	$41,756	4.8%	$37,920	4.8%	$(2,620)	(0.3)%

Gross Margin Items:
HTS Classification Adjustments [3]	—	—%	—	—%	—	—%	—	—%	—	—%	(779)	(0.1)%
Antidumping Adjustments [4]	—	—%	—	—%	780	0.3%	(6,566)	(0.8)%	—	—%	780	0.1%
Store Closure Costs [5]	—	—%	761	0.3%	—	—%	—	—%	761	0.1%	—	—%
Gross Margin Subtotal	—	—%	761	0.3%	780	0.3%	(6,566)	(0.8)%	761	0.1%	1	—%

SG&A Items:
(Recovery) Accrual for Legal Matters and Settlements [7]	(400)	(0.1)%	2,000	0.7%	—	—%	7,275	0.8%	1,500	0.2%	4,575	0.6%
Legal and Professional Fees [8]	43	0.0%	999	0.3%	408	0.2%	470	0.1%	2,787	0.4%	3,403	0.4%
Store Closure Costs [9]	—	—%	1,803	0.6%	—	—%	—	—%	1,803	0.2%	—	—%
SG&A Subtotal	(357)	(0.1)%	4,802	1.6%	408	0.2%	7,745	0.9%	6,090	0.8%	7,978	1.0%

Adjusted Operating Income (a non-GAAP measure)	$11,679	4.1%	$28,715	9.7%	$3,367	1.3%	$42,935	5.0%	$44,771	5.6%	$5,359	0.7%

2,3,4,5,6,7,8,9    See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting other expense (income) with comparisons to the prior year periods include:

	Three Months Ended September 30,						Nine Months Ended September 30
	2021		2020		2019		2021		2020		2019
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales

	(dollars in thousands) [10]						(dollars in thousands) [10]
Other Expense (Income), as reported (GAAP)	$18	0.0%	$685	0.2%	$909	0.3%	$(252)	(0.0)%	$2,709	0.3%	$3,265	0.4%

Interest impact related to antidumping adjustment [11]	—	—%	—	—%	—	—%	(1,841)	(0.2)%	—	—%	—	—%
Sub-Total Items above	—	—%	—	—%	—	—%	(1,841)	(0.2)%	—	—%	—	—%

Adjusted Other Expense/Adjusted Other Expense as a % of Sales (a non-GAAP measure)	$18	0.0%	$685	0.2%	$909	0.3%	$1,589	0.2%	$2,709	0.3%	$3,265	0.4%

10	Amounts may not sum due to rounding.
11	Represents antidumping interest income associated with applicable prior-year shipments of engineered hardwood from China.

LL Flooring

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except per share data)

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	2019	2021	2020	2019
	(dollars in thousands, except per share amounts)			(dollars in thousands, except per share amounts)
Net Income (Loss), as reported (GAAP)	$8,779	$15,503	$1,045	$31,390	$30,377	$(6,735)
Net Income (Loss) per Diluted Share (GAAP)	$0.30	$0.53	$0.04	$1.06	$1.04	$(0.23)

Gross Margin Items:
HTS Classification Adjustments [3]	—	—	—	—	—	(575)
Antidumping Adjustments [4]	—	—	576	(4,846)	—	576
Store Closure Costs [5]	—	561	—	—	561	—
Gross Margin Subtotal	—	561	576	(4,846)	561	1

SG&A Items:
(Recovery) Accrual for Legal Matters and Settlements [7]	(295)	1,476	—	5,369	1,107	3,376
Legal and Professional Fees [8]	32	737	301	347	2,057	2,511
Store Closure Costs [9]	—	1,331	—	—	1,331	—
SG&A Subtotal	(263)	3,544	301	5,716	4,495	5,888

Other Expense Items:
Antidumping Adjustments Interest [11]	—	—	—	(1,359)	—	—
Other (Income) Expense Subtotal	—	—	—	(1,359)	—	—

Adjusted Earnings (Loss)	$8,516	$19,608	$1,922	$30,901	$35,433	$(846)
Adjusted Earnings (Loss) per Diluted Share (a non-GAAP measure)	$0.29	$0.67	$0.07	$1.05	$1.21	$(0.03)

3,4,5,7,8,9,11    See the Gross Profit, SG&A and Other Expense (Income) sections above for more detailed explanations of these individual items. These items have been tax affected at the Company’s federal incremental rate, which was 26.2% for the 2021 periods and 26.1% for the 2020 and 2019 periods.

The following chart provides a timeline and tariff levels for the key events related to Section 301 tariffs (unaudited):

		Section 301 tariff		Corresponding approximate
Event	Timing	level on imports	Tariff level on	percentage of Company's
		from China	Subset Products	merchandise subject to tariff
Imposition of Tariffs	September 2018	10%	10% then 0%[12]	48%
Increase in Tariffs	June 2019	25%	25% then 0%[12]	44%
Retroactive Exemption on Subset Products[10]	November 2019	25%	0%	10%
Exemption Not Renewed and Tariffs Re-imposed on Subset Products	August 2020	25%	25%	32%
	September 30, 2021	25%	25%	22%

12 On November 7, 2019, the U.S. Trade Representative granted a retroactive exclusion to September 2018 on Subset Products as defined in the Section 301 Tariffs section above bringing the rate to 0%.